Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Company Increases Full-Year 2026 Guidance and Announces $150 Million Increase in Share Repurchase Authorization

MIAMI - July 30, 2026 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the second quarter and six months ended June 30, 2026.

Second Quarter 2026 Highlights (compared to second quarter 2025):
•On a reported basis, revenue increased 17% to $615.9 million. On a constant currency basis1, revenue increased 8%.
•Operating income for the second quarter of 2026 was $223.4 million, compared to operating income of $193.3 million for the second quarter of 2025.
•Net income for the second quarter of 2026 was $137.1 million, compared to net income of $97.4 million for the second quarter of 2025.
•Adjusted EBITDA for the second quarter of 2026 was $250.6 million, compared to Adjusted EBITDA of $214.5 million for the second quarter of 2025.

Six Months Ended June 30, 2026 Highlights (compared to six months ended June 30, 2025):
•New enrollments increased 10%.
•Total enrollments increased 6%.
•On a reported basis, revenue increased 17% to $888.5 million. On a constant currency basis1, revenue increased 6% and was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in the first half of 2026 as compared to the first half of 2025.
•Operating income for the six months ended June 30, 2026 was $195.9 million, compared to operating income of $180.1 million for the six months ended June 30, 2025.
•Net income for the six months ended June 30, 2026 was $115.5 million, compared to net income of $77.9 million for the six months ended June 30, 2025. The increase in net income was mainly driven by higher operating income as well as the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2025 period.
•Adjusted EBITDA for the six months ended June 30, 2026 was $248.2 million, compared to Adjusted EBITDA of $219.8 million for the six months ended June 30, 2025. Adjusted EBITDA in the first half of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in 2026 as compared to 2025.
•Laureate expects that the intra-year academic calendar timing impacts on revenue and Adjusted EBITDA will be offset in the second half of the year.

1 Constant currency results exclude the period-over-period impact from currency fluctuations.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Second quarter results demonstrate strong operating momentum, including the launch of a new campus and continued expansion of our digital capabilities to meet market demand. I am pleased to announce an increase to our full-year guidance. We are also adding $150 million to our share repurchase program, reflecting our strong balance sheet and commitment to returning capital to shareholders.”

Second Quarter 2026 Results

For the second quarter of 2026, revenue on a reported basis was $615.9 million, an increase of $91.7 million, or 17%, compared to the second quarter of 2025. On a constant currency basis, revenue increased 8%. Operating income for the second quarter of 2026 was $223.4 million, compared to $193.3 million for the second quarter of 2025, an increase of $30.1 million. Net income for the second quarter of 2026 was $137.1 million, compared to net income of $97.4 million for the second quarter of 2025. Basic and diluted earnings per share for the second quarter of 2026 were $0.98.

Adjusted EBITDA for the second quarter of 2026 was $250.6 million, compared to Adjusted EBITDA of $214.5 million for the second quarter of 2025.

Six Months Ended June 30, 2026 Results

New enrollments for the six months ended June 30, 2026 increased 10%, compared to new enrollment activity for the six months ended June 30, 2025, and total enrollments were up 6% compared to the prior-year period. New and total enrollments in Peru increased 14% and 8%, respectively, compared to the prior-year period. New and total enrollments in Mexico were up 7% and 5%, respectively, compared to the prior-year period.

For the six months ended June 30, 2026, revenue on a reported basis was $888.5 million, an increase of $128.2 million, or 17%, compared to the six months ended June 30, 2025. On a constant currency basis, revenue increased 6%. Revenue for the first half of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in 2026 as compared to 2025. Operating income for the six months ended June 30, 2026 was $195.9 million, compared to $180.1 million for the six months ended June 30, 2025, an increase of $15.8 million. Net income for the six months ended June 30, 2026 was $115.5 million, compared to net income of $77.9 million for the six months ended June 30, 2025. The increase in net income was mainly driven by higher operating income as well as the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2025 period. Basic and diluted earnings per share for the six months ended June 30, 2026 were $0.82.

Adjusted EBITDA for the six months ended June 30, 2026 was $248.2 million, compared to Adjusted EBITDA of $219.8 million for the six months ended June 30, 2025. Adjusted EBITDA for the first half of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in the 2026 period as compared to the 2025 period.

Balance Sheet and Capital Structure

As of June 30, 2026, Laureate had $161.7 million of cash and cash equivalents and gross debt of $223.2 million. Accordingly, net debt was $61.5 million as of June 30, 2026.

Laureate repurchased approximately $76 million of its common stock during the six months ended June 30, 2026 under the existing stock repurchase program, almost fully utilizing the remaining authorization at that time. On July 30, 2026, the Company announced that its Board of Directors had approved an additional $150 million increase to the existing authorization for the Company’s stock repurchase program, which has no fixed expiration date.

As of June 30, 2026, Laureate had 137.7 million total shares outstanding.

Outlook for Fiscal 2026

Laureate is updating its 2026 outlook to reflect an improved operational outlook as well as more favorable foreign currency exchange rates.

Based on assumed foreign exchange rates2, Laureate expects its full-year 2026 results to be as follows:

•Total enrollments are now expected to be in the range of 518,000 to 523,000 students, reflecting growth of 4%-5% versus 2025;
•Revenues are now expected to be in the range of $1,920 million to $1,930 million, reflecting growth of 13% on an as-reported basis and growth of 6%-7% on a constant currency basis versus 2025;
•Adjusted EBITDA is now expected to be in the range of $593 million to $599 million, reflecting growth of 14%-15% on an as-reported basis and 8%-9% on a constant currency basis versus 2025; and
•Adjusted EPS is now expected to be in the range of $2.04 - $2.10 per share3, reflecting growth of 19%-22% on an as-reported basis versus 2025.

Reconciliations of forward-looking non-GAAP measures, specifically the outlook for 2026 Adjusted EBITDA and Adjusted EPS, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, Laureate cannot reconcile projected Adjusted EBITDA and projected Adjusted EPS to projected net income and projected earnings per share, respectively, without unreasonable effort. Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ22026 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-July 2026, and assumed FX rates (local currency per U.S. Dollar) of MXN 17.55 and PEN 3.41 for August 2026 - December 2026. FX impact may change based on fluctuations in currency rates in future periods.

3 Assumes diluted weighted average shares outstanding of approximately 139 million.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA and Adjusted EPS), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 19, 2026, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt). We have included the non-GAAP measures of Adjusted EBITDA and net debt because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into Laureate's underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations.

Total debt, net of cash and cash equivalents, (or net debt) consists of total gross debt less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe that providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 500,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 2Q 2026	YTD 2Q 2025	Change	As of 06/30/2026	As of 06/30/2025	Change
Mexico	70,200	65,600	7%	249,100	237,600	5%
Peru	72,200	63,400	14%	252,300	234,500	8%
Laureate	142,400	129,000	10%	501,400	472,100	6%

Consolidated Statements of Operations

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS (except per share amounts)	2026	2025	Change	2026	2025	Change
Revenues	$615.9	$524.2	$91.7	$888.5	$760.3	$128.2
Costs and expenses:
Direct costs	378.2	317.4	60.8	667.2	555.7	111.5
General and administrative expenses	14.2	13.5	0.7	25.4	24.5	0.9
Operating income	223.4	193.3	30.1	195.9	180.1	15.8
Interest income	1.5	1.4	0.1	3.4	2.9	0.5
Interest expense	(4.2)	(3.1)	(1.1)	(7.3)	(5.5)	(1.8)
Other income, net	—	0.8	(0.8)	0.5	0.8	(0.3)
Foreign currency exchange loss, net	(2.0)	(25.6)	23.6	(1.0)	(28.8)	27.8
Income from continuing operations before income taxes	218.8	166.8	52.0	191.5	149.5	42.0
Income tax expense	(81.7)	(69.4)	(12.3)	(76.0)	(71.9)	(4.1)
Income from continuing operations	137.1	97.4	39.7	115.5	77.7	37.8
Income from discontinued operations, net of tax	—	—	—	—	0.2	(0.2)
Net income	137.1	97.4	39.7	115.5	77.9	37.6
Net income attributable to noncontrolling interests	—	(2.3)	2.3	—	(2.3)	2.3
Net income attributable to Laureate Education, Inc.	$137.1	$95.1	$42.0	$115.5	$75.6	$39.9

Basic and diluted earnings per share:
Basic weighted average shares outstanding	139.2	146.1	(6.9)	140.7	149.1	(8.4)
Diluted weighted average shares outstanding	139.9	146.8	(6.9)	141.6	149.8	(8.2)
Basic earnings per share	$0.98	$0.65	$0.33	$0.82	$0.51	$0.31
Diluted earnings per share	$0.98	$0.65	$0.33	$0.82	$0.50	$0.32

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended June 30,	2026	2025	Reported	Constant Currency(1)	Total	Constant Currency	FX
Revenues
Mexico	$269.0	$217.4	24%	10%	$51.6	$21.8	$29.8
Peru	346.9	306.7	13%	6%	40.2	18.9	21.3
Corporate & Eliminations	—	0.1	(100)%	(100)%	(0.1)	(0.1)	—
Total Revenues	$615.9	$524.2	17%	8%	$91.7	$40.7	$51.1

Adjusted EBITDA
Mexico	$70.6	$57.4	23%	9%	$13.2	$4.9	$8.3
Peru	190.8	167.2	14%	7%	23.6	11.8	11.8
Corporate & Eliminations	(10.8)	(10.2)	(6)%	(6)%	(0.6)	(0.6)	—
Total Adjusted EBITDA	$250.6	$214.5	17%	8%	$36.1	$16.1	$20.1

			% Change		$ Variance Components
For the six months ended June 30,	2026	2025	Reported	Constant Currency(1)	Total	Constant Currency	FX
Revenues
Mexico	$479.6	$406.6	18%	3%	$73.0	$13.6	$59.4
Peru	408.8	353.6	16%	8%	55.2	28.7	26.5
Corporate & Eliminations	—	0.1	(100)%	(100)%	(0.1)	(0.1)	—
Total Revenues	$888.5	$760.3	17%	6%	$128.2	$42.3	$85.9

Adjusted EBITDA
Mexico	$112.1	$110.4	2%	(11)%	$1.7	$(12.5)	$14.2
Peru	155.8	128.4	21%	15%	27.4	18.8	8.6
Corporate & Eliminations	(19.7)	(18.9)	(4)%	(4)%	(0.8)	(0.8)	—
Total Adjusted EBITDA	$248.2	$219.8	13%	3%	$28.4	$5.5	$22.8
(1) Constant Currency results exclude the period-over-period impact from currency fluctuations. Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Constant Currency” percentage changes are calculated by dividing the Constant Currency amounts by the 2025 Revenues and Adjusted EBITDA amounts.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2026	December 31, 2025	Change
Assets
Cash and cash equivalents	$161.7	$146.7	$15.0
Receivables (current), net	159.5	134.7	24.8
Other current assets	44.2	36.9	7.3
Property and equipment, net	647.2	628.6	18.6
Operating lease right-of-use assets, net	466.2	335.6	130.6
Goodwill and other intangible assets	816.4	803.5	12.9
Deferred income taxes	78.1	72.2	5.9
Other long-term assets	48.5	46.4	2.1
Current and long-term assets held for sale	1.7	1.7	—
Total assets	$2,423.5	$2,206.4	$217.1

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$240.3	$242.4	$(2.1)
Deferred revenue and student deposits	121.2	80.2	41.0
Total operating leases, including current portion	511.9	387.8	124.1
Total long-term debt, including current portion	222.1	127.7	94.4
Other liabilities	186.5	179.6	6.9
Total liabilities	1,282.0	1,017.6	264.4
Redeemable equity	0.7	1.4	(0.7)
Total stockholders' equity	1,140.8	1,187.4	(46.6)
Total liabilities and stockholders' equity	$2,423.5	$2,206.4	$217.1

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2026	2025	Change
Cash flows from operating activities
Net income	$115.5	$77.9	$37.6
Depreciation and amortization	45.6	33.7	11.9
Gain on lease terminations and disposals of subsidiaries and property and equipment, net	(0.1)	(0.3)	0.2
Deferred income taxes	(4.6)	(1.8)	(2.8)
Unrealized foreign currency exchange loss	0.7	28.9	(28.2)
Income tax receivable/payable, net	(3.7)	11.1	(14.8)
Working capital, excluding tax accounts	(25.1)	(58.0)	32.9
Other non-cash adjustments	44.6	40.3	4.3
Net cash provided by operating activities	172.9	131.8	41.1
Cash flows from investing activities
Purchase of property and equipment	(35.5)	(17.9)	(17.6)
Receipts from sales of property and equipment	0.1	0.1	—
Net cash used in investing activities	(35.5)	(17.7)	(17.8)
Cash flows from financing activities
Increase in long-term debt, net	67.8	0.4	67.4
Payments to repurchase common stock and excise tax payments	(185.9)	(71.6)	(114.3)
Financing other, net	(4.6)	(2.7)	(1.9)
Net cash used in financing activities	(122.7)	(73.8)	(48.9)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	0.6	4.8	(4.2)
Change in cash included in current assets held for sale	—	(0.8)	0.8
Net change in Cash and cash equivalents and Restricted cash	15.3	44.2	(28.9)
Cash and cash equivalents and Restricted cash at beginning of period	152.1	97.9	54.2
Cash and cash equivalents and Restricted cash at end of period	$167.4	$142.1	$25.3

Non-GAAP Reconciliation (1 of 3)

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2026	2025	Change	2026	2025	Change
Net income	$137.1	$97.4	$39.7	$115.5	$77.9	$37.6
Plus:
Loss from discontinued operations, net of tax	—	—	—	—	(0.2)	0.2
Income from continuing operations	137.1	97.4	39.7	115.5	77.7	37.8
Plus:
Income tax expense	81.7	69.4	12.3	76.0	71.9	4.1
Income from continuing operations before income taxes	218.8	166.8	52.0	191.5	149.5	42.0
Plus:
Foreign currency exchange loss, net	2.0	25.6	(23.6)	1.0	28.8	(27.8)
Other income, net	—	(0.8)	0.8	(0.5)	(0.8)	0.3
Interest expense	4.2	3.1	1.1	7.3	5.5	1.8
Interest income	(1.5)	(1.4)	(0.1)	(3.4)	(2.9)	(0.5)
Operating income	223.4	193.3	30.1	195.9	180.1	15.8
Plus:
Depreciation and amortization	23.0	17.7	5.3	45.6	33.7	11.9
EBITDA	246.4	211.0	35.4	241.5	213.8	27.7
Plus:
Share-based compensation expense (1)	4.1	3.5	0.6	6.7	5.9	0.8
Adjusted EBITDA	$250.6	$214.5	$36.1	$248.2	$219.8	$28.4
(1) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

Non-GAAP Reconciliations (2 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the three months ended June 30,
	2026		2025
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	$137.1	$0.98	$97.4	$0.65
Plus:
Income from discontinued operations, net of tax	—	—	—	—
Income from continuing operations	137.1	0.98	97.4	0.65
Plus:
Discrete tax items (2)	0.7	0.01	(2.9)	(0.02)
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	—	—
Foreign currency exchange loss, net	2.0	0.01	25.6	0.17
Loss on impairment of assets	—	—	—	—
Adjusted net income	$139.8	$1.00	$120.1	$0.80

Diluted weighted average shares outstanding		139.9		146.8
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.
(2) Discrete tax items for 2025 represent a non-recurring, non-cash income tax benefit of approximately $4.7 million that was recorded upon resolution of a tax contingency related to a dormant subsidiary, partially offset by $1.8 million interest expense related to legacy tax liabilities.

Beginning in the fourth quarter of 2025, Laureate determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax (benefit) expense and totaled $0.7 million and $1.8 million for the three months ended June 30, 2026 and 2025, respectively, should be excluded from Adjusted net income and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations. For comparability and to conform the prior year to the current presentation, Laureate has revised the 2025 amount for discrete tax items by $1.8 million to adjust for the interest related to these legacy tax liabilities that was recorded during the three months ended June 30, 2025.

Non-GAAP Reconciliations (3 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the six months ended June 30,
	2026		2025
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	$115.5	$0.82	$77.9	$0.50
Plus:
Loss from discontinued operations, net of tax	—	—	(0.2)	—
Income from continuing operations	115.5	0.82	77.7	0.50
Plus:
Discrete tax items (2)	(0.6)	—	(1.0)	(0.01)
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	—	—
Foreign currency exchange loss, net	1.0	0.01	28.8	0.19
Loss on impairment of assets	—	—	—	—
Adjusted net income	$115.9	$0.83	$105.5	$0.68

Diluted weighted average shares outstanding		141.6		149.8
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.
(2) Discrete tax items for 2025 represent a non-recurring, non-cash income tax benefit of approximately $4.7 million that was recorded upon resolution of a tax contingency related to a dormant subsidiary, partially offset by $3.7 million interest expense related to legacy tax liabilities.

The reduction of interest during the six months ended June 30, 2026 related to a court ruling that reduced a statutory interest rate. Beginning in the fourth quarter of 2025, Laureate determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax (benefit) expense and totaled $(0.6) million and $3.7 million for the six months ended June 30, 2026 and 2025, respectively, should be excluded from Adjusted net income and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations. For comparability and to conform the prior year to the current presentation, Laureate has revised the 2025 amount for discrete tax items by $3.7 million to adjust for the interest related to these legacy tax liabilities that was recorded during the six months ended June 30, 2025.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.